Exhibit 19.1

TURNING POINT BRANDS, INC.
SECURITIES TRADING POLICY
(Adopted as of June 14, 2024)

This Securities Trading Policy (this “Policy”) provides guidelines to directors, officers, employees, agents, advisors and consultants of Turning Point Brands, Inc. and its subsidiaries (the “Company”) with respect to transactions in the Company’s securities (such as common shares, options to buy or sell common shares, warrants and convertible securities) and derivative securities relating to the Company’s common shares, whether or not issued by the Company (such as exchange-traded options) for the purpose of promoting compliance with applicable securities laws.

This Policy applies to directors, officers, employees, agents, advisors and consultants or any Related Persons (as defined below) who receive or are aware of Material, Non-Public Information (as defined below) regarding (1) the Company and (2) any other company with publicly-traded securities, including the Company’s customers, joint-venture or strategic partners, vendors and suppliers (“business partners”), obtained in the course of employment by or in association with the Company. This Policy also applies to any person who receives Material, Non-Public Information from an insider. The people to whom this Policy applies are referred to in this Policy as “insiders.” All insiders must comply strictly with this Policy.

Additional restrictions on trading Company securities apply to the Company’s directors, officers and certain other members of management who we refer to as being in the “Window Group.” See Section III.

The Company reserves the right to amend or rescind this Policy or any portion of it at any time and to adopt different policies and procedures at any time consistent with the Company’s By-laws. In the event of any conflict or inconsistency between this Policy and any other materials distributed by the Company, this Policy shall govern. If a law conflicts with this Policy, you must comply with the law.

You should read this Policy carefully and ask questions of the Company’s General Counsel. Additionally, those insiders identified by the Company as being in the “Window Group” and who have been notified that they have been so identified must promptly sign and return the certification attached as Annex A acknowledging receipt and review of this Policy to hr@tpbi.com.

I.    Definitions and Explanations

A.    Material, Non-Public Information

1.    What Information is “Material”?

It is not possible to define all categories of material information. Materiality, however, involves a relatively low threshold. Information is generally regarded as "material" if it has market significance, that is, if its public dissemination is likely to affect the market price of securities, or if it otherwise is information that a reasonable investor would want to know before making an investment decision. It is also important to remember that either positive or negative information may be material.

While it may be difficult under this standard to determine whether particular information is material, there are various categories of information that are particularly sensitive and, as a general rule, should always be considered material information. Common examples of material information include:

●	Unpublished financial results (annual, quarterly or otherwise);

●	Unpublished projections of future earnings or losses;

●	News of a pending or proposed merger;

●	News of a significant acquisition or a sale of significant assets;

●	Significant write-downs in assets or increases in reserves;

●	Impending announcements of bankruptcy or financial liquidity problems;

●	Gain or loss of a substantial customer or supplier;

●	Changes in the Company’s distribution or dividend policy;

●	Share splits;

●	Changes in the Company’s credit rating;

●	New equity or debt offerings;

●	Cybersecurity risks and incidents, including vulnerabilities and breaches;

●	Significant developments in litigation or regulatory proceedings; and

●	Changes in senior management or the board of directors.

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The above list is for illustration purposes only. If securities transactions become the subject of scrutiny, they will be viewed after-the-fact and with the benefit of hindsight. If you are unsure whether information is material, you should consult the General Counsel before making any decision to disclose such information (other than to persons who need to know it) or to trade in or recommend securities to which that information relates or assume that the information is material.

2.    What Information is “Non-Public”?

Information is “non-public” if it has not been previously disclosed to the general public and is otherwise not generally available to the investing public. In order for information to be considered “public,” it must be widely disseminated in a manner making it generally available to the investing public and the investing public must have had time to absorb the information fully. You should not assume information that can be found on the Company’s website or social media channels will be considered “public.” If you are unsure whether any material information you possess is public, you should consult the General Counsel.

Generally, one should allow one full Trading Day following publication as a reasonable waiting period before information is deemed to be public.

B.    Related Person

“Related Person” means, with respect to the Company’s insiders:

●	Any spouse, minor child, minor stepchild and anyone else living in the insider’s household;

●	Partnerships in which the insider is a general partner;

●	Trusts of which the insider is a trustee; and

●	Estates of which the insider is an executor.

Although a person’s parent or sibling may not be considered a Related Person (unless living in the same household), a parent or sibling may be considered a “tippee” for securities law purposes.

C.    Trading Day

“Trading Day” means a day on which national stock exchanges or the Over-The-Counter Bulletin Board Quotation System are open for trading, and a “Trading Day” begins at the time trading begins.

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II.    General Policy

This Policy prohibits insiders from trading or “tipping” others who may trade in the Company’s securities while aware of Material, Non-Public Information about the Company. Insiders are also prohibited from trading or tipping others who may trade in the securities of another company if they learn Material, Non-Public Information about the other company in connection with their employment by or relationship with the Company. These illegal activities are commonly referred to as “insider trading.”

All insiders should treat Material, Non-Public Information about the Company’s business partners with the same care required with respect to Material, Non-Public Information related directly to the Company.

A.    Trading on Material, Non-Public Information

No insider or Related Person shall engage in any transaction involving a purchase or sale of the Company’s securities, including any offer to purchase or offer to sell, during any period commencing with the date that he or she is aware of Material, Non-Public Information concerning the Company, and ending at the beginning of the second Trading Day following the date of public disclosure of the Material, Non-Public Information, or at the time that the information is no longer material.

B.    Tipping Others of Material, Non-Public Information

No insider shall disclose or tip Material, Non-Public Information to any other person (including Related Persons) where the Material, Non-Public Information may be used by that person to his or her profit by trading in the securities of the company to which the Material, Non-Public Information relates, nor shall the insider or the Related Person make recommendations or express opinions on the basis of Material, Non-Public Information as to trading in the Company’s securities. Insiders are not authorized to recommend the purchase or sale of the Company’s securities to any other person regardless of whether the insider is aware of Material, Non-Public Information.

C.    Confidentiality of Material, Non-Public Information

Material, Non-Public Information relating to the Company is the Company’s property and the unauthorized disclosure of Material, Non-Public Information is prohibited. If an insider receives any inquiry from outside the Company (such as a securities analyst) for information (particularly financial results and/or projections) that may be Material, Non-Public Information, the inquiry should be referred to the Company’s Chief Financial Officer and the Company’s General Counsel, who are responsible for coordinating and overseeing the release of that information to the investing public, securities analysts and others in compliance with applicable laws and regulations. Only authorized spokesperson are permitted to speak on behalf of the Company.

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D.    Prohibited Transactions

Because the Company believes it is improper and inappropriate for its insiders to engage in short-term or speculative transactions involving certain securities, it is the Company’s policy that its insiders may not engage in any of transactions specified below.

1.

Purchases of Company Shares on Margin. Any of the Company’s common shares purchased in the open market should be paid for in full at the time of purchase. Purchasing the Company’s common shares on margin (e.g., borrowing money from a brokerage firm or other third party to fund the share purchase) is strictly prohibited by this Policy.

2.

Short Sales of Company Shares. Any of the Company’s common shares purchased in the open market can be sold by the purchaser at any time, provided that the guidelines outlined in this Policy are adhered to. Selling the Company’s common shares short, however, is strictly prohibited by this Policy. Selling short is the practice of selling more shares than you own, which is a technique used to speculate on a decline in the share price.

3.

Buying or Selling Puts or Calls on Company Shares. The purchase or sale of options of any kind, whether puts or calls, or other derivative securities relating to the Company’s common shares is strictly prohibited by this Policy. A put is a right to sell at a specified price a specific number of shares by a certain date and is utilized in anticipation of a decline in the share price. A call is a right to buy at a specified price a specified number of shares by a certain date and is utilized in anticipation of a rise in the share price.

4.

Pledges of Company Shares. Company shares pledged as collateral for a loan may be sold without your consent by the lender in foreclosure if you default on your loan. A foreclosure sale that occurs when you are aware of Material, Non-Public Information may, under some circumstances, result in unlawful insider trading. Because of this danger, pledging Company securities as collateral for a loan is strictly prohibited by this Policy. Notwithstanding the foregoing, any member of the Window Group may pledge Company securities provided that any proposed pledge is approved by the chairman of the Audit Committee of the Company’s Board of Directors (the “Board”).

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E.    Standing Orders

Standing orders (except standing orders under approved Rule 10b5-1 Plans, see Section V below) should be used only for a very brief period of time. The problem with purchases or sales resulting from standing instructions to a broker is that there is no control over the timing of the transaction. The broker could execute a transaction when you are in possession of Material, Non-Public Information.

F.    Post-Termination Transactions

The guidelines set forth in this Section II continue to apply to transactions in the Company’s securities even after the insider has terminated employment or other service relationship with the Company as follows: if the insider is aware of Material, Non-Public Information when his or her employment or service relationship terminates, the insider may not trade in the Company’s securities until that information has become public or is no longer material.

G.    No Hardship Waivers

The guidelines set forth in this Section II may not be waived.

H.    Certain Exceptions

The exercise of share options or vesting of restricted shares under the Company’s plans, the exercise of a tax withholding right pursuant to which a person has elected to have the Company withhold shares subject to an option or award of restricted shares to satisfy tax withholding obligations, the sale to the Company of shares to satisfy tax withholding obligations and the purchase of shares through a Company employee share purchase plan, if any, are exempt from this Section II. This Section II does apply, however, to any sale of shares acquired by exercising any such option, the vesting of restricted shares or pursuant to a share purchase plan, including any such sale as part of a broker-assisted cashless exercise of an option or any other market sale for the purpose of generating the cash needed to pay the exercise price of an option.

III.       Additional Trading Guidelines and Requirements for Certain Insiders

A.    Blackout Period and Trading Window

1.    Quarterly Blackout Periods. The period beginning at the close of market on the 10th calendar day prior to the end of each fiscal quarter or year and ending after one full Trading Day following the date of public disclosure of the financial results for that fiscal quarter (“Blackout Period”) is a particularly sensitive period of time for transactions in the Company’s securities from the perspective of compliance with applicable securities laws. This sensitivity is due to the fact that those certain insiders identified by the Company as being in the “Window Group” will, during the Blackout Period, often be aware of Material, Non-Public Information about the expected financial results for the quarter. Those insiders in the Window Group are prohibited from trading during the Blackout Period. Insiders who have not been identified as being in the Window Group should adhere to the general prohibitions set forth in this Policy.

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To ensure compliance with this Policy and applicable federal and state securities laws, the Company requires that the Window Group refrain from executing transactions involving the purchase or sale of the Company’s securities other than during the period commencing at the open of market after the expiration of one full Trading Day following the date of public disclosure of the financial results for a particular fiscal quarter or year and continuing until the close of market on the 10th calendar day prior to the end of each fiscal quarter or year (“Trading Window”). The safest period for trading in the Company’s securities, assuming the absence of Material, Non-Public Information, is generally the first 10 days of the Trading Window.

The prohibition against trading during the Blackout Period encompasses the fulfillment of “limit orders” by any broker, and the brokers with whom the limit order is placed must be so instructed at the time it is placed.

2.    Other Blackout Periods. From time to time, the Company may also prohibit the Window Group from trading the Company’s securities because of developments known to the Company and not yet disclosed to the public. In this event, the Window Group may not engage in any transaction involving the purchase or sale of the Company’s securities until one full Trading Day after the General Counsel informs the Window Group that the information has been publicly disclosed. The existence of a “special” Blackout Period should not be disclosed to anyone outside the Window Group.

It should be noted that even during the Trading Window, any person aware of Material, Non-Public Information concerning the Company should not engage in any transactions in the Company’s securities until the information has been known publicly for at least one full Trading Days, whether or not the Company has recommended a suspension of trading to that person. Trading in the Company’s securities during the Trading Window should not be considered a “safe harbor,” and all insiders should use good judgment at all times.

B.    Pre-Clearance of Trades

The Company has determined that the Window Group must not trade in the Company’s securities, even during a Trading Window, without first complying with the Company’s “pre-clearance” process. Any director, Section 16 officer or other member of the Window Group (or any Related Person) must contact the Company’s General Counsel prior to commencing any trade in the Company’s securities. The General Counsel will consult, as necessary, with executive management before clearing any proposed trade. The Compliance Officer shall record the date each request is received and the date and time each request is approved or disapproved. Unless revoked, a grant of permission will normally remain valid until the close of trading two (2) business days following the day on which it was granted. If the transaction does not occur during the two-day period, pre-clearance of the transaction must be re-requested. Any proposed trade cleared by the Company’s General Counsel shall be reported immediately to the Company’s Chief Financial Officer.

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Please note that clearance of a proposed trade by the Company’s General Counsel does not constitute legal advice regarding or otherwise acknowledge that a member of the Window Group does not possess Material, Non-Public Information. Employees must ultimately make their own judgments regarding, and are personally responsible for determining, whether they are in possession of Material, Non-Public Information.

C.    Hardship Waivers

The guidelines specified in this Section III may be waived, at the sole discretion of the chairman of the Audit Committee of the Board, if compliance would create severe hardship or prevent an insider within the Window Group from complying with a court order, as in the case of a divorce settlement. Any exception approved by the Audit Committee chairman shall be reported immediately to the Company’s General Counsel.

D.   Trading Between Window Group Members

Notwithstanding anything in this Policy to the contrary, any member of the Window Group may trade in the Company’s securities with any other member of the Window Group during a Blackout Period; provided, however, that any such proposed trade is approved by the chairman of the Audit Committee of the Board after consultation with the General Counsel.

IV.      Additional Information for Directors and Section 16 Officers

The Company’s directors and Section 16 officers are required to file Section 16 reports with the SEC when they engage in transactions in the Company’s securities. Although the Company may generally assist its directors and Section 16 officers in preparing and filing the required reports, directors and Section 16 officers retain responsibility for the reports.

Further, directors and Section 16 officers may be subject to trading blackouts pursuant to Regulation Blackout Trading Restriction, or Regulation BTR, under the federal securities laws. In general and with certain limited exemptions, Regulation BTR prohibits any director or Section 16 officer from engaging in certain transactions involving Company securities during periods when participants are prevented from purchasing, selling or otherwise acquiring or transferring an interest in certain securities held in individual account plans. The rules encompass a variety of pension plans, including Section 401(k) plans, profit-sharing and savings plans, share bonus plans and money purchase pension plans. Any profits realized from a transaction that violates Regulation BTR are recoverable by the Company, regardless of the intentions of the director or officer effecting the transaction. In addition, individuals who engage in such transactions are subject to sanction by the SEC as well as potential criminal liability. The Company will notify directors and Section 16 officers if they are subject to a blackout trading restriction under Regulation BTR. Failure to comply with an applicable trading blackout in accordance with Regulation BTR is a violation of law and this Policy.

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“Section 16 officer” means the Company’s president, principal financial officer, principal accounting officer (or if none, the controller), any vice-president of the Company in charge of a principal business unit, division or function (such as sales, administration or finance), and any other officer who performs a policy-making function, as determined from time to time by the Board, or any other person who performs similar policy-making functions of the Company, as determined from time to time by the Board. Section 16 officers will be informed of their status as such and named in the Company’s annual report. Officers of the Company’s subsidiaries shall also be deemed officers of the Company if they perform policy-making functions for the Company, as determined from time to time by the Board.

V.    Planned Trading Programs

Rule 10b5-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) provides an affirmative defense to an allegation that a trade has been made on the basis of Material, Non-Public Information. Under the affirmative defense, insiders may purchase and sell securities even when aware of Material, Non-Public Information. To meet the requirements of Rule 10b5-1, each of the following elements must be satisfied.

●	The purchase or sale of securities was effected pursuant to a pre-existing plan; and

●	The insider adopted the plan while unaware of any Material, Non-Public Information.

The general requirements of Rule 10b5-1 are as follows:

●

Before becoming aware of Material, Non-Public Information, the insider shall have (1) entered into a binding contract to purchase or sell the Company’s securities, (2) provided instructions to another person to execute the trade for his or her account, or (3) adopted a written plan for trading the Company’s securities (each of which is referred to as a “Rule 10b5-1 Plan”).

●

With respect to the purchase or sale of the Company’s securities, the Rule 10b5-1 Plan either: (1) expressly specified the amount of the securities (whether a specified number of securities or a specified dollar value of securities) to be purchased or sold on a specific date and at a specific price; (2) included a written formula or algorithm, or computer program, for determining the amount of the securities (whether a specified number of securities or a specified dollar value of securities), price and date; or (3) provided a third party who is not aware of Material, Non-Public Information with discretion to purchase or sell the securities without any subsequent influence from the insider over how, when or whether to trade.

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●

The purchase or sale that occurred was made pursuant to a written Rule 10b5-1 Plan. The insider cannot deviate from the plan by altering the amount, the price, or the timing of the purchase or sale of the Company’s securities. Any deviation from, or alteration to, the specifications will render the defense unavailable. Although deviations from a Rule 10b5-1 Plan are not permissible, it is possible for an insider acting in good faith to modify the plan at a time when the insider is unaware of any Material, Non-Public Information. In such a situation, a purchase or sale that complies with the modified plan will be treated as a transaction pursuant to a new plan.

●

An insider cannot enter into a corresponding or hedging transaction, or alter an existing corresponding or hedging position with respect to the securities to be bought or sold under the Rule 10b5-1 Plan.

Since adopting a Rule 10b5-1 Plan is tantamount to an investment decision, the Rule 10b5-1 Plan may be adopted only during an open Trading Window when both (1) insider purchases and sales are otherwise permitted under this Policy and (2) the insider does not possess any Material, Non-Public Information. All adoptions of a Rule 10b5-1 Plan and any proposed alterations, modifications or early terminations of a Rule 10b5-1 Plan must be pre-cleared in writing in advance of adoption by the General Counsel and prompt disclosure regarding the plan’s adoption, alteration, modification or early termination may be made through a press release or Current Report on Form 8-K. Insiders are not permitted to have multiple Rule 10b5-1 Plans in operation. Please note that the Company retains the right to reject and not permit the adoption of a Rule 10b5-1 Plan for any reason. Further, please note that if trading in the Company’s shares is suspended for any reason, such suspension shall take effect notwithstanding the existence of a Rule 10b5-1 Plan. Further guidance on Rule 10b5-1 Plans is provided as Annex B.

VI.    Potential Criminal and Civil Liability and/or Disciplinary Action

A.    SEC Enforcement Action

The adverse consequences of insider trading violations can be significant and currently include, without limitation, the following:

1.	For individuals who trade on Material, Non-Public Information (or tip information to others):

●	A civil penalty of several times the profit gained or loss avoided resulting from the violation;

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●	A criminal fine of up to the greater of $2 million or three times the profits gained or losses avoided (no matter how small the profit); and/or

●	A substantial jail time.

2.	For a Company (as well as possibly any supervisory person), the SEC can seek additional penalties for those that fail to take appropriate steps to prevent illegal trading:

●	A civil penalty of up to the greater of several times the profit gained or loss avoided as a result of the insider’s violation;

●	A criminal penalty of up to $25.0 million; and/or

●	The civil penalties may extend personal liability to the Company’s directors, officers and other supervisory personnel if they fail to take appropriate steps to prevent insider trading.

B.    Disciplinary Action by the Company

Persons who violate this Policy shall be subject to disciplinary action by the Company, which may include termination for cause or other appropriate action.

* * * *

This document states a policy of Turning Point Brands, Inc. and is not intended to be regarded as the rendering of legal advice.

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ANNEX A
SECURITIES TRADING POLICY
CERTIFICATION

I have read and understand the Securities Trading Policy (the “Policy”) of Turning Point Brands, Inc. (the “Company”). I agree that I will comply with the policies and procedures set forth in the Policy. I understand and agree that, if I am an employee of the Company or one of its subsidiaries or other affiliates, my failure to comply in all respects with the Company’s policies, including the Policy, is a basis for termination for cause of my employment with the Company and any subsidiary or other affiliate to which my employment now relates or may in the future relate.

I am aware that this signed Certification will be filed with my personal records in the Company’s Human Resources Department.

______________________________________

Signature

______________________________________

Type or Print Name

______________________________________

Date

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ANNEX B

Rule 10b5-1 Plans

This Policy’s trading restrictions do not apply to transactions under a pre-existing written plan, contract, instruction, or arrangement under Rule 10b5-1 under the Securities Exchange Act of 1934 (an “Approved 10b5-1 Plan”) that meet the following requirements:

a) It has been reviewed and approved by the General Counsel in general at least three (3) days in advance of being entered into (or, if revised or amended, such proposed revisions or amendments have been reviewed and approved by the General Counsel in advance of being entered into);

b) It provides that no trades may occur thereunder until expiration of the applicable cooling-off period specified in Rule 10b5-1(c)(ii)(B), and no trades occur until after that time. The appropriate cooling-off period will vary based on the status of the Covered Person. For directors and officers, the cooling-off period ends on the later of (x) ninety days after adoption or certain modifications of the 10b5-1 plan; or (y) two business days following disclosure of the Company’s financial results in a [Form 10-Q or Form 10-K/Form 20-F or Form 6-K] for the quarter in which the 10b5-1 plan was adopted. For all other Covered Persons, the cooling-off period ends 30 days after adoption or modification of the 10b5-1 plan. This required cooling-off period will apply to the entry into a new 10b5-1 plan and any revision or modification of a 10b5-1 plan;

c) it is entered into in good faith by the Covered Person, and not as part of a plan or scheme to evade the prohibitions of Rule 10b5-1, at a time when the Covered Person is not in possession of material nonpublic information about the Company; and, if the Covered Person is a director or officer, the 10b5-1 plan must include representations by the Covered Person certifying to that effect;

d) it gives a third party the discretionary authority to execute such purchases and sales, outside the control of the Covered Person, so long as such third party does not possess any material nonpublic information about the Company; or explicitly specifies the security or securities to be purchased or sold, the number of shares, the prices and/or dates of transactions, or other formula(s) describing such transactions; and

d) it is the only outstanding Approved 10b5-1 Plan entered into by the Covered Person (subject to the exceptions set out in Rule 10b5-1(c)(ii)(D)).

If you are considering entering into, modifying or terminating an Approved 10b5-1 Plan or have any questions regarding Approved Rule 10b5-1 Plans, please contact the General Counsel. You should consult your own legal and tax advisors before entering into, or modifying or terminating, an Approved 10b5-1 Plan. A trading plan, contract, instruction or arrangement will not qualify as an Approved 10b5-1 Plan without the prior review and approval of the General Counsel as described above.

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Quarterly Disclosure Obligations

To address the lack of transparency under current rules around the use of Rule 10b5-1 plans, the SEC adopted new Item 408(a) of Regulation S-K and corresponding amendments to Forms 10-Q and 10-K to require quarterly disclosure of:

1)	Whether a director or officer adopted or terminated:

●	any contract, instruction or written plan for the purchase or sale of securities of the registrant intended to satisfy the Rule 10b5-1(c) affirmative defense; and/or
●	any written trading arrangement for the purchase or sale of securities of the registrant that constitutes a non-Rule 10b5-1(c) trading arrangement under Item 408(c).

2)	A description of the material terms of the trading arrangement, other than terms with respect to price, such as:

●	the name and title of the director or officer;
●	the date of adoption or termination of trading arrangement;
●	the duration of the trading arrangement; and
●	the aggregate number of securities to be sold or purchased under the trading arrangement.

New Item 408(c) defines what constitutes a “non-Rule 10b5-1 trading arrangement” for directors and officers. It is your responsibility to inform the General Counsel when you entered into an Approved 10b5-1 Plan. The General Counsel will be able to assist the Company with collecting the information needed for this new disclosure.

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